Exhibit 99.1

COMARCO, INC.,

First Quarter 2006

June 15, 2005, 11:00 a.m. PT

Operator	Good afternoon, ladies and gentlemen, and welcome to the Comarco fiscal first quarter 2006 conference call. At this time all parties are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs operator assistance throughout this conference, please press the star followed by the zero. As a reminder today’s conference is being recorded today, June 15, 2005.

I would now like to turn the conference over to your host, Jennifer Beugelmans. Please go ahead, ma’am.

J. Beugelmans	Thank you, operator. This is Jennifer Beugelmans with EVC Group. Good morning, everyone, or afternoon if you’re on the East Coast. With us today is Tom Franza, President and Chief Executive Officer of Comarco, and Dan Lutz, Chief Financial Officer of Comarco.

Before the market opened this morning, Comarco announced results for the fiscal first quarter of 2006 that ended April 30, 2005. If you haven’t seen this release and would like a copy, please call our office at 415-896-6820 and we’ll send you one immediately.

There will be a taped replay of this call beginning approximately one hour after its conclusion and available until Wednesday, June 22nd at midnight Pacific Time. The replay number is 800-405-2236 or for international callers, 303-590-3000. You’ll need to use the pass code 11032526 followed by the pound sign to access those calls. A webcast of this call will also be available at www.comarco.com.

Before we get started as a reminder, during the course of this conference call the company may make projections or forward-looking statements regarding its financial outlook and strategic goals. Furthermore, statements made during the course of this conference call which state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It’s important to note that Comarco’s actual results could differ materially from those projected on such forward-looking statements.

Additional information concerning facts that could cause actual results to differ materially from those in the forward-looking statements is contained from time-to-time in the company’s SEC filings including but not limited to the company’s report on Form 10Q for the quarter ended April 30, 2005. Copies of this document will be available and obtainable by contacting Comarco or the SEC.

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At this point in time I’d like to turn the call over to Tom Franza, President and Chief Executive Officer of Comarco.

T. Franza	Thank you, Jennifer. Thank you all for attending today. As you know, much hard work has been completed over the past several quarters to position the company for growth and profitability by the end of this fiscal year. Our investments in call box, WTS and ChargeSource product development, the development of a high volume, low cost supply chain in Asia, and the acquisition of a new distribution partner for ChargeSource are fundamental to our future growth and profitability.

I will address important milestones that have already been accomplished and preview several others that we are working toward.

Starting with our call box product line, the heightened demand for security and the need to enhance the installed base of some 15,000 call boxes for digital, cellular and hearing and speech impaired access are positive developments that will increase revenue going forward. We are currently filling a number of significant orders and we are expecting several additional projects to come through over the course of the year. Orders received and notices of awards currently total 6,000 call box upgrades. That is a 100% success rate so far. An additional 9,000 upgrades are still to be contested. We expect to do very well on those as well.

Based on our current outlook for fiscal 2006 we are expecting profitability and at least 50% year-over-year revenue growth from the call box business segment.

Moving on to wireless test solutions, Seven.Five is the leading global product for wireless networking benchmarking. It supports all technologies - GSM, GPRS, EDGE, UMTS, CDMA, Ev/DO, and soon, HSDPA. That is high speed downlink packet access. It’s the latest GSM technology which will compete directly against Ev/DO for very, very high downlink data rates.

Seven.Five has been purchased by the biggest operators in Europe, the Middle East, Latin America and Asia. Now U.S. wireless operators are set to embark on a significant enhancement of network capability as they move along their 3G roadmaps. The rollout of EDGE, UMTS and Ev/DO in the United States will stimulate demand for Seven.Five as other 3G deployments have stimulated demand in Europe and Latin America.

I’m happy to announce that the first major North American wireless operator has selected Seven.Five for its benchmarking program. We have received substantial orders and have started to perform to a highly accelerated schedule.

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I expect this project will generate several million dollars in revenue this year and could lead to other large quality service projects in the future.

We were selected against strong competition because we have by far the best product that supports all cellular air interfaces and one that can measure the quality of voice and data in a single integrated system. The project includes hardware, software, installation and support of multi-channel voice and data Seven.Fives in 35 major U.S. markets.

Our major partner, SwissQual, which is 18% owned by Comarco, reports that Seven.Five demand is strong in EMEA and that they are expecting another growth year for their business overall.

As we continue to build our competitive advantage in benchmarking we are looking to expand in related market segments. We believe that we can leverage our core technologies, quality algorithms, scanning receivers, universal air interface support to produce revolutionary products for network monitoring, engineering and optimization.

Based on our current outlook, WTS is looking forward to at least 20% revenue growth in fiscal 2006 with a return to profitability.

Now let’s move to ChargeSource. The mobile power adaptor market consists of three major segments: retail, OEM third party options, and OEM. Each of those segments has unique characteristics and market dynamics. Retail today has the potential to require approximately one million units a year and is best exploited by well established channel brand distributors.

Success in retail also requires a broad product line of programmable adaptors with support for a very large number of portable devices.

The OEM third party option segment has the potential for approximately 500,000 programmable units per year. It is best addressed directly or in conjunction with established channel or retail brand partners.

The OEM usually directs the branding decision. Success in OEM third party options typically requires a narrow mix of customizable programmable power adaptors that support a small number of the specific OEM’s target devices.

The true OEM segment has the potential for unit deliveries counted in tens of millions and must be addressed directly in conjunction with low cost, high volume manufacturing capability. This is an intensively price sensitive segment dominated by a small number of low cost Asian manufacturers that utilize commodity technology. Programmability is typically not required the OEM’s brand is almost always used.

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Our plans address all three major segments. The first major segment is retail. The key success factors for retail are distribution, broad placement, product breadth and device support. As you know, we have partnered with Kensington, a subsidiary of Fortune Brands. Kensington has placed ChargeSource in more than 3,500 retail outlets and is working to add additional placements. Our product line up for retail currently includes 70 watt AC, 70 watt DC, 120 watt DC, 120 watt AC and DC combined. New products are on their way. During Q3 we’ll add a mid-power 30 watt AC and DC and a VPA.

Finally, ChargeSource currently supports more than 5,000 devices including most major laptop computers, cell phones, music players and DVD players. We are currently shipping and expect that deliveries into retailers will ramp as Kensington drives placement and as the store-within-a-store concept gets traction.

We are working with Kensington to establish a store-within-a-store approach at the retail level wherein a customer would be presented with the entire ChargeSource product array at a single point within the store. I’m happy to report that we’ve won our first store-within-a-store with a major retail chain and have received firm orders for the initial load-in.

Regarding OEM third party options, we are continuing to qualify two new models, one a DC only and one a combined AC and DC unit, designed specifically for a major OEM. We expect deliveries of OEM third party options will begin to ramp in the second half as products complete the qualification and contracting process.

Finally, regarding the third major segment, the true OEM. This is the biggest and the most difficult segment. A powerful high volume, low cost producer currently dominates the segment. Our strategy is to leverage our patented small form factor topology to create highly differentiated products that will break into this space. Our patented technology enables a vastly superior product two and a half times smaller and lighter and potentially less expensive to produce than products based on commodity technology.

We have now established a world class supply chain that is currently shipping product from mainland China direct to our distribution partner, Kensington. The same supply chain will provide OEM third party options as those designs are approved. By building this supply chain that is fully capable of true OEM volume production, we have significantly increased our efficiencies both on the product delivery and product development sides of the business and opened the door to high volume OEM opportunities. Our objective is to win at least one OEM design by the end of this fiscal year.

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In summary, we have strategies to address all three major power adaptor segments. While it is very difficult to predict the exact timing of the overall revenue ramp, we are expecting substantial ChargeSource revenue growth year-over-year.

Looking ahead to fiscal 2006, we are well positioned in each of our product lines to expand our presence and capitalize in any number of trends that are increasing demand.

With that, I’d like to turn the call over to Dan for the discussion of our Q1 operating results. Dan.

D. Lutz	Thank you, Tom, and good afternoon, ladies and gentlemen. We filed our 10Q with the SEC yesterday. Accordingly, I’d like to provide a brief overview of our operating results and financial position for the first quarter of fiscal 2006.

Our revenue for the first quarter of fiscal ‘06 which ended April 30, 2005 totaled $8 million, down $1.1 million compared to the first quarter of fiscal ‘05 and on a sequential basis was comparable to the fourth quarter of fiscal ‘05. The decrease in our first quarter revenue as compared to the first quarter of fiscal ‘05 is attributable to decreased sales of our WTS and ChargeSource products, partially offset by increased call box sales.

WTS revenue for the first quarter of fiscal ‘06 totaled $3.7 million. Sales of our WTS products tend to fluctuate quarter to quarter due to the size and timing of receiving and delivering on orders. As indicated in our earnings release this morning, we have received WTS purchase orders for our Seven.Five voice and data product from a major U.S. wireless carrier that total in the multi-million dollar range.

Additionally, we currently have a backlog of orders for our WTS products totaling approximately $8 million which we expect to ship during the second and third quarters of the current fiscal year.

Now I’d like to note that commencing with the first quarter of fiscal ‘06 we changed our accounting for sales through SwissQual, our European reseller of Seven.Five, to the full accrual basis. This change is based on SwissQual’s financial strength and favorable payment history over the last three years. Accordingly, WTS revenue for the first quarter of fiscal ‘06 includes approximately $1 million due to this change.

ChargeSource revenue for the first quarter of fiscal ‘06 was $1.8 million which is up approximately $400,000 on a sequential basis. Kensington, our retail channel distribution partner, continues to penetrate the retail market with placements at Comp USA, Circuit City, Staples, Office Max and others.

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Call box revenue for the first quarter of fiscal ‘06 was $2.4 million, up 52% compared to the first quarter of fiscal ‘05 and up 56% sequentially. During the first quarter we began delivering on our contract to upgrade the San Bernardino safe call box system to digital technology. Additionally, we expect to commence work on a similar type contract to upgrade the San Diego safe call box system during the second quarter of fiscal ‘06.

Our net loss for the first quarter of fiscal ‘06 was $1.5 million or 20 cents per share, compared to a net loss of $2.8 million or 38 cents per share of the fourth quarter of fiscal ‘05.

Net income for the first quarter of the prior fiscal year was $700,000 or 10 cents per share and again that was a loss as opposed to income.

Selling, general and administrative costs for the first quarter of fiscal ‘06 totaled $2.2 million which was down approximately $200,000 compared to the prior quarter as well as down $400,000 compared to the first quarter of the prior fiscal year which included a $400,000 charge to settle a dispute with a major WTS customer and there were no such charges incurred during the first quarter of fiscal ‘06.

Now briefly, engineering and support costs for the first quarter of fiscal ‘06 totaled $1.8 million and this was comparable to both the prior fiscal quarter as well as the first quarter of fiscal ‘05.

I would also like to highlight that in addition to not capitalizing any qualifying engineering costs during the first quarter, we continue to amortize previously capitalized engineering costs which is a noncash charge at a rate of approximately half a million per quarter or $2 million per year. At our current rate of amortization and with no additional capitalization, we expect to fully amortize capitalized software development costs by the third quarter of fiscal ‘07 which ends October 31, 2006 or in approximately six quarters.

With respect to amortization and depreciation for the three months ended April 30, 2005, amortization consisting primarily of the software development cost totaled a half million dollars and depreciation also totaled a half million dollars.

Now moving on to the balance sheet. As of April 30, 2005 which remains strong as we had cash balances totaling $10.4 million and to update, as of yesterday, our cash balances totaled approximately $9.3 million.

Accounts receivable and due from SwissQual increased by $700,000 to $7.1

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million. Excluding the delinquent amounts due from our former distributor, and that’s a ChargeSource distributor, our days sales outstanding for the first quarter of fiscal ‘06 was approximately 80 days and I’d expect DSOs for the balance of fiscal ‘06 to continue to range in the low 80 days driven by anticipated sales of our WTS products into certain geographic regions, primarily Europe and Latin and South America.

During the first quarter of fiscal ‘06 our inventory balances decreased by approximately half million dollars to $7.9 million and this decrease is attributable to transitioning the manufacturing of our ChargeSource products to a turnkey model. As I mentioned on the last earnings conference call, the contract manufacturer of our ChargeSource products began purchasing electronic components from us as they transitioned to providing turnkey outsourced manufacturing services. We currently expect our contract manufacturer to deplete our storage of components at our cost over the next several quarters.

With respect to our fiscal ‘06 business outlook, I’d simply like to reiterate the revenue guidance provided in today’s earnings release. Currently and based on our expectations that next generation network deployments continue to move forward in the U.S., we expect WTS revenue to be approximately $20 million for fiscal ‘06.

With respect to ChargeSource, we continue to expect sequential revenue increases for ChargeSource each quarter for the balance of fiscal ‘06. By the end of the year we continue to expect ChargeSource to be on a revenue run rate of approximately $5 million per quarter or $20 million annually. As Tom alluded to previously, this expectation is subject to many factors that we cannot control including the timing of product placements with major retailers and the OEMs.

Certain retail and OEM opportunities which are not yet won may cause us to change our revenue expectations in the near future.

Finally, driven by awarded contracts and projects and the need for digital upgrades to the installed base, we continue to expect our call box business to achieve at least $10 million in revenue for fiscal ‘06.

Now I’d like to turn the call back over to Tom.

T. Franza	Thanks, Dan. Now we can turn to questions and answers.

Operator	Thank you, gentlemen. At this time we’ll begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-

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toned prompt acknowledging your selections and your questions will be polled in the order they are received. If you are using speaker equipment you may need to lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question is from Michael Coady. Please go ahead with your question.

M. Coady	Hi, Tom and Dan. How are you?

Management	Hi, Michael. Good morning.

M. Coady	Good morning. A few things for you guys. With the change to accrual accounting with SwissQual and the boost that you got through revenues, it seems like without that, the WTS revenues would have been pretty low. Is that just timing, lumpiness? Could you give us an idea on that?

D. Lutz	Actually we had originally anticipated some of the orders that we alluded to in the earnings conference call to come in in the first quarter. There were some delays in receiving those in the first quarter so it got pushed out into Q2, but those orders are now in and we’ll be executing on those over 2Q and 3Q.

M. Coady	And what would a more normalized gross margin have been like had it not been for that change versus the additional $1.1 million?

D. Lutz	Is the question what do we expect looking forward as the more normalized run rates for WTS?

M. Coady	That’s fair.

D. Lutz	With amortization it’s going to range between the 55% to 60%.

M. Coady	On a consolidated basis, what do you think the first quarter would have looked like without those additional revenues and what do you expect for gross margin going forward?

D. Lutz	Maybe it makes sense for me to address each of the businesses. We just talked about WTS, we expect to normalize at the range that I just gave. With ChargeSource, by the fourth quarter that business should be normalized at approximately 35%.

Call box is currently normalized and I believe that is between 34% and 36% so we expect that to continue for the balance of the year with the visibility we have on contracts.

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M. Coady	You mentioned with ChargeSource that if certain things happen or don’t happen in the near term that you could change the estimate that you’ve provided. How much of the $5 million by Q4 run rate, how much of that is basically booked now such that if things don’t happen you’d be likely to change the estimate down versus if things do happen you’d be likely to move the estimate up, if that makes sense?

T. Franza	Michael, let me try to address that. The retail is moving along. Kensington is working their way through the world and getting placements, contractual placements which will eventually become physical placements and it’ll create sell through so we’re pretty comfortable that that momentum will just continue and grow through the quarter. We don’t really see any particular risk for retail which is one of the three segments I identified.

We are assuming zero revenue for the true OEM segment, the third segment, so there’s no risk there.

The balance of the $5 million run rate will come from OEM third party options. We have every reason to be optimistic. We’ve worked for many, many months and done some intense design work and working very closely with the OEMs’ engineering forces to get the products qualified, UL, etc., etc., and all the signs are that those will begin to be sold by the OEMs probably starting in Q3 and should be growing in Q4. If for some reason, which I don’t expect, that didn’t happen, then that would be the risk, either a timing risk or risk of loss of that revenue for the Q4 estimate.

M. Coady	Thanks, Tom. Tom, are you aware of Mobility’s M-Flex partnership?

T. Franza	Yes.

M. Coady	What do you think that will enable them to do in terms of circumventing your patent position on your technology for the small form factor, higher power adaptors?

T. Franza	I think the M-Flex relationship probably came from their connection to Motorola. I think Motorola is ... M-Flex is far and away their biggest customer and M-Flex mainly makes flex circuits for cell phones which have nothing to with power. They have to do with connecting the cell phone clam shell together, connecting the circuits together, signal level voltages and currents.

Quite frankly flex circuits have been around for 20 or 30 years. M-Flex is one of the bigger providers of low cost flex circuits, but I personally don’t see it as being particularly significant one way or the other.

The main difference between us and Mobility and the others is the topology

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and the topology we utilize is completely different than the topology Mobility and other people use. That would all have to be invented, perfected, developed and put into production. I believe that would take them a very, very, very long period of time. Subject to being surprised, I’m not really reading too much into that relationship.

M. Coady	Okay, thanks. And just one last thing, Dan, for you. What do you expect an expense run rate to be on SG&A and standard support for the balance of the year?

D. Lutz	I think the first quarter’s fairly indicative of what we’re going to have moving forward. Now there’s some variable cost so as revenues improve you could potentially see some slight increases, but I would use Q1 for both as a run rate.

M. Coady	Great. Thank you both very much.

Management	Thanks, Michael.

Operator	Thank you, sir. Our next question is from Alex Silverman with Special Situations Fund. Please go ahead with your question.

A. Silverman	Good morning.

Management	Good morning. Hi, Alex.

A. Silverman	In terms of call box, is it fair to say ... I think in your 10Q you said you generated $700,000 of revenue from the replacement orders to date or in the past quarter.

D. Lutz	That’s correct.

A. Silverman	Is it fair to say ... I believe you just said that you won all 6,000 call box RFPs?

T. Franza	That’s true.

A. Silverman	So is it fair to say based on past discussions of ASP you’re about 10% of the way through delivering, a little better than that, 10% of the way through delivering the call box orders?

T. Franza	Not exactly. These are not really replacements, these are enhancements to the installed base and some customers have ordered an enhancement just to bring the call box up to digital configuration. That’s nominally let’s say $1,200 per unit kind of unit. Other customers have gone for that plus an addition of TTY capability for the hearing and speech impaired. That would pretty much double that ASP to about low 2s. My expectation is that most of the customers will go with both.

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A. Silverman	So if you generated $700,000 in call box, it’s less than ... you’re well less than 10% of the 6,000 boxes.

D. Lutz	Total contract, I think that’s fair.

T. Franza	I think that’s true.

D. Lutz	And maybe to add a little meat on the bones there. The San Diego contract as we disclosed in our K is worth about $2.5 million of which we’ve revenued about $700,000 and that relates to 1,600 call boxes, so the balance of that work will show up primarily in Q2.

T. Franza	You said San Diego, I think you meant San Bernardino.

D. Lutz	I’m sorry, San Bernardino. And then starting in the second quarter we have San Diego which is opting for the digital upgrade as well as the TTY and that’s about a $3.7 million contract and that’s going to happen over Q2, Q3, probably finishing in Q4 and that’s about 1,400 call boxes blended.

A. Silverman	In terms of the (I’m jumping around here a little bit) but the 55% to 60% gross margin on wireless test, that is before amortization or after?

D. Lutz	That is after amortization which should run about a half a million dollars a quarter.

A. Silverman	Or what kind of percentage point? Do you have that. Never mind.

D. Lutz	It’s volume dependent, but you’re going to see it show up as $500,000 at a minimum.

A. Silverman	I get it. Thank you, guys.

Management	Thanks, Alex.

Operator	Thank you. Our next question is from Neal Bradsher with Broadwood Capital. Please go ahead, sir.

N. Bradsher	You mentioned ChargeSource has won its first store-within-a-store deal at a major U.S. retailer. Could you talk a little bit more about that? I assume that you would have mentioned the name if you were free to disclose that at this point, but obviously at some point this will be visible to all so if you could tell us when that’s likely to be and so forth that would be helpful.

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T. Franza	We’ve been asked not to disclose the name so we’re going to honor that. That’s what the retailer wants at this point. It’s an interesting way to sell these programmable products. Basically the idea is to set up a kiosk in each of the stores in the chain, aggregate the whole range of products which would be from the low end products, VPAs which are vehicle adapters that are aimed primarily at cell phones, all the way up to the 120 watt AC/DC combined high powered unit for laptops, etc., and everything in between. It also includes disaggregating a number of the tips so that a consumer can pick the adapter and then buy just those tips that make sense for them for their individual end devices whether they have a Motorola, Nokia or Samsung cell phone, maybe an IBM computer, Dell computer, they can mix and match and get the exact right tips that take care of their exact preferences. That’s the idea of it.

I believe we have an interesting situation here in that I think some of these retailers are looking at mobility as really being Radio Shack. They’re pretty tightly tied together. They are selling their products this way in the Radio Shack stores. To some extent I believe the Radio Shack supply chain actually manufactures the Mobility products so the Radio Shack competitors might be persuaded to mimic that using the superior ChargeSource products. So that’s the idea.

Kensington, I should give major credit to Kensington. They really have booked this opportunity. The chain is yet to be unnamed, but soon it’ll be obvious because they’ll be in the stores probably in late Q3 I believe.

I think it’s a real good opportunity and we’re going to try and press this forward with all the other stores that compete against Radio Shack because I think it’s a natural for them as well.

Of course the whole basis of this is the assumption that it’ll succeed as a merchandising technique and so assuming it succeeds, I would expect we’re going to be able to roll this out in some of the other Radio Shack competitors.

N. Bradsher	I think I know the answer to this, but I’m not certain so let me ask it. Why would you be able to do similar kiosks store-within-a-store deals with other retailers and why would they with their partnership with Radio Shack not be able to do similar deals with other stores?

T. Franza	I think they can. I don’t think they have any real restriction on doing that other than the fact that maybe Best Buy or Circuit City or those stores might view Radio Shack as the competitor and might view Mobility as Radio Shack.

N. Bradsher	Is this partner that you have at this point comparable to Radio Shack?

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T. Franza	They’re a big box retailer. Radio Shack’s kind of unique so it’s a little bit hard to answer that with a yes or no.

N. Bradsher	It’s a different model, but it’s also a big chain?

T. Franza	Yeah, it’s a big box retailer, major name big box retailer.

N. Bradsher	Then another question on ChargeSource. Looking at your Q you’re profitable in WTS and call box. As you described, those businesses are both ramping up. ChargeSource is earlier in a ramp up and at a much lower level and you lost money there. Approximately what revenue level for ChargeSource would equate to break even for ChargeSource?

T. Franza	I think it’s going to have to get up $4 to $5 million a quarter.

N. Bradsher	So not until the fourth quarter would that business probably be profitable, third or fourth?

T. Franza	That’s what I would suspect.

N. Bradsher	But the whole company can be profitable before then depending on how much the other businesses ramp up I take it.

T. Franza	That is true.

N. Bradsher	Okay, good. Thank you.

Operator	Thank you, sir. Our next question is a follow up question from Mr. Silverman. Please go ahead.

A. Silverman	I remembered my last question. At some point you’d mentioned that a typical carrier would buy two testing devices per market and I think you mentioned in your press release or on the call just now that this new U.S. wireless customer’s in 35 markets. Fair to say 70 units?

T. Franza	Actually what I meant to say was that they could. I mean they could buy a voice unit and a data unit that would be separate and buy two per market, but their preference would be to buy a tightly integrated system so they can do data collection and have one single database with all the correct data in it and they don’t have to do a lot of manipulation and concerns about is all this data collected under the same circumstances and does it all mean the same thing. So their preference is to that.

Our system happens to be a tightly integrated system. As you remember, it was designed from the ground up with third generation in mind so it can be a

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fully integrated 3G system whereas some of our competitors have tried to patch all their 2G systems and they haven’t quite got there so they don’t have a tightly linked system.

Although in my script I talked about 35 markets, that would assume 35 systems from us, but these are very large systems. They’re multi-channel systems, 8 channel and beyond depending on the customers’ specific needs per market so these are very, very exotic, very expensive, very large systems, but they’re all integrated together.

A. Silverman	And did you say that you had $8 million of backlog in wireless tests?

T. Franza	Dan mentioned that, yes.

A. Silverman	And that’s to be delivered over the next two quarters?

D. Lutz	Correct.

T. Franza	Yes.

A. Silverman	Dan, can you give us any indication how much of that came from pushing out of the first quarter into the second quarter?

D. Lutz	The main push out in Q1 is this large carrier. We actually expected to get significant revenue that would have fallen into Q1. They ran a few months later than we had thought they were going to run in making the awards and we now have the purchase orders and we’re performing on them so that was really the big shift.

A. Silverman	Got it. Thank you, guys.

Operator	Gentlemen, at this time we have no further questions.

T. Franza	Thanks, everyone, again and we look forward to the next call when we can hopefully report some more good progress on our long term plan to achieve market leadership. Thanks very much.

Operator	Ladies and gentlemen, this concludes the Comarco fiscal first quarter 2006 conference call. We would like to thank you for your participation. You may now disconnect.

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